WAIVER

     AGREEMENT, dated as of March 27, 1996 by and among Walsh
Greenwood & Co. ("Lender"), Signal Apparel Company, Inc., The
Shirt Shed, Inc. and American Marketing Works, Inc. (collectively
"Borrowers").

     WHEREAS, Lender and Borrowers entered a Credit Agreement dated as of March 31, 1995, as amended by a First Amendment to Credit Agreement dated as of August 10, 1995 (the "Credit Agreement") by which Borrowers have borrowed from Lenders approximately $20 million; and

     WHEREAS, Borrowers have defaulted and anticipate that they may become or continue in default under certain provisions of the Credit Agreement, in particular the payment of interest pursuant to Section 2.5 of the Credit Agreement; and

     WHEREAS, Borrowers have requested of Lender a waiver of any default under the Credit Agreement which may exist currently or which may arise prior to January 1, 1997, subject to the terms hereof.

     NOW, THEREFORE, for and in consideration of the foregoing, the sufficiency of which is acknowledged, the parties agree as follows:

     1. Lender hereby waives any default by Borrowers of its payment obligations and of its financial representations and warranties under the Credit Agreement, including its affirmative covenants to maintain payments to senior lenders and to comply with certain financial covenants pursuant to Sections 7.3 and 8.13, respectively, of the Credit Agreement, which defaults currently exist or may arise prior to January 1, 1997, subject in all respects to the terms and conditions of Paragraphs 2 and 3 hereof. In particular, the foregoing waiver shall include those Events of Default described in Sections 9(a),(c),(d) and (h) of the Credit Agreement. The foregoing waiver shall apply equally to Borrowers' obligation under the Note executed in connection with the Credit Agreement.

     2. The foregoing waiver shall in no respect relieve Borrowers from the right of Lenders to accrue late payment penalties or interest pursuant to Section 2.5(a) of the Credit Agreement, nor shall it apply to the Affirmative Covenants of
Section 7 or the Negative Covenants of Section 8, other than Sections 7.3 and 8.13 and those covenants which pertain solely to the payment of money to Lender or the Borrowers' senior lenders. In particular, this agreement and the foregoing waiver shall become null, void and of no effect upon the occurrence of the Event of Default described in Section 9(e) and (f) of the Credit Agreement or upon the exercise by any of Borrowers' senior lenders of any rights in and to the Collateral, as defined in the Credit Agreement.

     3. Upon entering the Credit Agreement, Lender and Borrowers also executed an Intercreditor Agreement, dated as of March 31, 1995, with BNY Financial Corporation and Greyrock Capital Group, Inc., and this Waiver is granted pursuant to section 4.7 of such Agreement. To the extent that the existence of this Waiver should adversely affect Lender's rights under such Intercreditor Agreement or cause the other parties to such Agreement to obtain additional rights in and to the Collateral, as defined in the Credit Agreement, then this Waiver shall immediately become null, void and of no effect.

     4. This Waiver in no respect shall constitute an amendment of the Credit Agreement but merely shall be a temporary waiver by Lender of its rights to exercise its powers thereunder. All terms of the Credit Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF the parties have caused this Waiver to be executed on the day and date first above written.

SIGNAL APPAREL COMPANY, INC.

BY: /s/ William S. Watts



THE SHIRT SHED, INC.

BY: /s/ William S. Watts



AMERICAN MARKETING WORKS, INC.

BY: /s/William S. Watts



WALSH GREENWOOD & CO.

BY: /s/Paul R. Greenwood